Exhibit 99.1
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                              GUILFORD FABRIC LOGO
           P.O. Box 26969 o Greensboro, NC 27419-6969 o (336) 316-4000

                     GUILFORD FILES REORGANIZATION PETITION

GREENSBORO, N.C. (March 13, 2002) - Guilford Mills, Inc. (OTCBB: GFDM) announced today that it, together with its domestic subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the
U. S. Bankruptcy Court for the Southern District of New York. As previously announced, the Company's pre-arranged bankruptcy filing is being made to implement as quickly as possible a debt restructuring on which the Company and its senior lenders have already agreed in principle. Under the restructuring, the Company will cut its $270 million senior indebtedness to approximately $145 million.

First Union National Bank has agreed to furnish the Company with a debtor-in-possession (DIP) revolving credit facility that will provide the Company with up to $30 million in financing during the pendency of the reorganization proceeding. The DIP facility is subject to the approval of the Bankruptcy Court. The Company anticipates emerging from bankruptcy by early Summer. The Company does not expect any disruptions to its daily domestic operations as a result of today's filing.

John A. Emrich, the Company's President and Chief Executive Officer, said "We are pleased to continue advancing toward our goal of significant debt reduction. A reorganization proceeding represents an effective vehicle for de-leveraging the Company's balance sheet, while allowing the Company to pay its unsecured trade creditors in full and preserve a portion of the Company's current equity. By having already negotiated the major elements of our restructuring plan with our senior lenders, we expect to emerge expeditiously from Chapter 11. The DIP facility will provide liquidity during the pendency of the case."

Mr. Emrich added "The Company's automotive business remains a critical supplier to the global automotive industry and the agreement with our senior lenders on a financial restructuring positions the Company to improve profitability. It is gratifying that the Company's senior lenders have expressed confidence in our business plan by supporting the Company's financial restructuring efforts."

Guilford Mills is an integrated designer and producer of value-added fabrics using a broad range of technologies. The Company is one of the largest warp knitters in the world and is a leader in technological advances in textiles, including microdenier warp knits and wide width circular knits of cotton blended with LYCRA(R). Guilford Mills serves a diversified customer base in the apparel, automotive and industrial markets.

From time to time, the Company may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.

This press release may be deemed to contain forward-looking statements and other projections within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company assumes no obligations to update or revise any such forward-looking statements. Such statements could be subject to risk and uncertainty that exist in the operations of the Company and the business environment that could render actual outcomes and results materially different from those predicted. These risks and uncertainties include, without limitation and in no particular order, the following factors as well as risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission:

1. general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, housing starts, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns
2. the overall level of automotive production and the production of specific car models
3.       fashion trends
4.       information and technological advances
5. cost and availability of raw materials, labor and natural and other resources
6.       domestic and foreign competition
7.       domestic and foreign governmental regulations and trade policies
8.       reliance on major customers
9.       success of marketing, advertising and promotional campaigns
10. inability to achieve cost reductions through consolidation and restructuring
11. inability to obtain financing on favorable terms or to obtain amendments or waivers with respect to non-compliance with certain covenants in loan agreements
12. the adverse impact of the Company's filing under Chapter 11 of the Bankruptcy Code on the Company's customer and supplier relationships, including less favorable trade credit terms
13. inability to maintain sufficient liquidity to finance the Company's operations; and
14. inability to confirm and implement the plan of reorganization on terms contemplated by the agreement in principle with the senior lenders.


Contact:  John A. Emrich
             Chief Executive Officer
              336/316-4000

Press Releases/3-13-02 re Chapter 11 filing









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